Table of Contents
Premises                                                      3
Term                                                          4
Renewal Option                                                4
Holding Over                                                  5
Assignment and Subletting                                     5
Minimum Rent                                                  7
Additional Rent                                               7
Personal Property Taxes                                      10
Use                                                          11
Use Prohibited                                               11
Compliance With Law                                          11
Repairs                                                      12
Reconstruction                                               13
Alterations and Additions                                    15
Liens                                                        16
Hold Harmless                                                16
Insurance                                                    17
Subrogation                                                  18
Default by Lessee                                            18
Remedies in Default                                          19
Default by Lessor                                            21
Entry by Lessor                                              21
Rules and Regulations                                        21
Parking and Common Areas                                     21
Signs                                                        22
Displays                                                     23
Hours of Business                                            23
Auctions                                                     24
Merchants Association                                        24
Security Deposit                                             24
General Provisions                                           24
Eminent Domain                                               28
No Personal Liability of Lessor                              29
Estoppel Certificate                                         29
Contruction of Leasehold Improvements                        29
Brokers                                                      31
Surrender of Premises                                        31
Modification for Lenders                                     31
Other Tenancies                                              32
Exhibit A - Site Plan                                        33
Exhibit B - Rent Schedule                                    34
Exhibit C - Lessor's Workletter                              35
Exhibit D - Sign Program                                     36
Exhibit E - Commencement Date Memorandum                     37
Exhibit F - Rules and Regulations                            37


                CORNERSTONE OF LOS GATOS, LLC LEASE

     THIS LEASE, dated as of the Second day of September 1999, (herein called the "Lease Date") is made by and betweenCornerstone of Los Gatos, LLC, (herein called "Lessor"), and Real Goods, Inc.(herein called "Lessee"), a corporation with its principal place of business at Santa Rosa, California. This Lease is subject to the terms, covenants and conditions herein set forth and the Lessee covenants as a material part of the consideration for this Lease to keep and perform each and all of said terms, covenants and conditions by it to be kept and performed.

1. PREMISES. Lessor does hereby lease to Lessee and Lessee hereby leases from Lessor that certain space (herein called the "Premises") that is designated on the site plan (described below) of the shopping center currently known as Cornerstone of Los Gatos (the "Shopping Center"), located in the Town of Los Gatos, County of Santa Clara, State of California. The Premises are located within the building designated as Building 2 (the "Building") on the site plan. The site plan is attached to this Lease as Exhibit A and is hereby incorporated by reference. The Premises contain approximately 3,448 square feet of gross floor area, measured as follows: the frontage dimensions of the Premises are measured from the center of the interior walls and from the outside of the exterior walls of the Premises, and, using the same procedure, the depth dimensions of the Premises are measured from the rear exterior wall to the front exterior wall. "Premises" does not include, and Lessee has no right in, the land or improvements below the floor slab of the Premises or above the interior ceiling of the Premises.

     Lessor and Lessee shall verify and acknowledge the gross floor area on the COMMENCEMENT DATE MEMORANDUM, Exhibit E of this lease. The terms and conditions of the Lease that are calculated on a per square foot basis shall be adjusted accordingly.

     For the term of this Lease, Lessor also grants Lessee and its employees, agents, customers and invitees, the nonexclusive right, in common with Lessor and all others to whom Lessor has or may grant the right, to use the Common Areas, subject to Lessee's compliance with any rules and regulations enacted or modified by Lessor from time to time that govern the use of the Common Areas. Lessor agrees to enforce such rules and regulations in a nondiscriminatory manner (except where Lessor's ability to do so is limited by pre-existing leases). As used herein, "Common Areas" means all areas, facilities, space, equipment and signs made available by Lessor at any time for the common and joint use and benefit of Lessor, Lessee, and other lessees and occupants of the Shopping Center, including their respective employees, agents, customers and invitees. "Common Areas" includes the following, to the extent provided by Lessor: parking areas, driveways, access roads, landscaped areas, truck serviceways, loading facilities, pedestrian malls, stairs, ramps, sidewalks and public restrooms.

     Lessee agrees at all times to abide by and cause its employees, agents, customers, contractors and invitees to abide by Lessor's rules and regulations for the Common Areas. Subsequent to this lease Lessor may lease space in the Building to a restaurant. In doing so Lessor may designate a certain portion of the Common Areas for the restaurant's exclusive use. Without limiting the generality of the foregoing, Lessee acknowledges and agrees that the area designated as the "Outside Dining Area" on Exhibit A will not be available for use as part of the Common Areas during the term of this Lease. In that event, the "Outside Dining Area" shall be excluded from the Common Areas in the calculation of Taxes or Shopping Center Operating Expenses.

2. TERM. The lease term ("Term") shall be sixty (60) full calendar months (the "Primary Term"), starting with the date (the "Commencement Date") which is the earlier of Lessee's opening for business or 60 days after Lessor's delivery of the Premises.
Time is of the essence and Lessee shall diligently pursue opening for business. The Commencement Date (COMMENCEMENT DATE MEMORANDUM, Exhibit E) shall be confirmed and acknowledged in writing by letter from Lessor to Lessee.

3.   RENEWAL OPTION.
     A. Lessee shall have the right to extend the term of this Lease for one (1) additional renewal term of sixty (60) months on the same terms and conditions set forth in this Lease except as expressly provided to the contrary herein. Should Lessee elect to exercise the renewal option, it shall do so by written notice to Lessor at least six (6) months but not more than twelve (12) months prior to the expiration of the Primary Term.

     Notwithstanding anything herein to the contrary, Lessee's right to exercise the renewal option is conditioned on no Event of Default existing hereunder either at the time that Lessee exercises such renewal option or at the conclusion of the Primary Term of this Lease.

     B. The Minimum Rent payable during the renewal term shall equal the fair market rental value of space of comparable size and quality and of comparable location, quality, size and character (the "Fair Market Rental Value"), determined as set forth below.

     C. Within thirty (30) days after Lessee delivers notice of its election to exercise the renewal option, Lessor and Lessee shall attempt to agree upon the Minimum Rent for the renewal term. If Lessor and Lessee cannot agree within the specified time period, Lessor and Lessee shall each select, within fifteen
(15) days thereafter, an appraiser who must be a MAI member of the Appraisal Institute, or its successor organization, with not less than five years experience in valuing commercial property in Santa Clara County. The appraiser (hereinafter referred to as "Appraiser") shall determine the Fair Market Rental Value of the Premises as of the commencement date of the lease extension and based on its highest and best use as part of the Shopping Center. If one party fails to so designate an Appraiser within the time required, the determination of the Fair Market Rental Value of the one Appraiser who has been designated by the other party within the time required shall be binding on both parties. The Appraisers shall submit their determinations of the Fair Rental Value to both parties within thirty (30) days after their selection. A written summary of each Appraiser's findings shall be sufficient for this determination. If the difference between the two determinations is ten percent (10%) or less of the higher determination, then the average of the determinations shall be the Fair Market Rental Value. If said difference is greater than ten percent (10%), then the two Appraisers shall within five (5) days of the date the second determination is submitted to the parties designate a third appraiser who must also be a qualified member of the Appraisal Institute, or its successor organization, with not less than five years experience in valuing commercial property in Santa Clara County. A written report of the Appraisers' determination of Fair Market Value shall be delivered to the third Appraiser. The sole responsibility of the third Appraiser will be to determine which of the determinations made by the first two Appraisers is most accurate. The third Appraiser shall have no right to propose a middle ground or any modification of either of the determinations made by the first two Appraisers. The third Appraiser's choice shall be submitted to the parties within fifteen (15) days after his or her selection. Such determination shall bind both parties and shall establish the Fair Market Rental Value. Each party shall pay the fees and expenses of the Appraisers selected by it, and each shall pay one-half of the fees and expense of the third Appraiser. Any of the foregoing to the contrary notwithstanding, in no event shall the initial Minimum Rent for the renewal term be less than the Minimum Rent for the final month of the Primary Term.

     If the first two appraisers cannot agree on a third appraiser then the third appraiser shall be selected by the presiding judge of the Superior Court.

     D. The Minimum Rent during the option period shall be increased at the commencement of the thirteenth month of the option period, and annually thereafter, by an amount equal to 4% of the Minimum Rent for the period next preceding.

4. HOLDING OVER. If Lessee remains in possession of the Premises or any part thereof after the expiration of the term hereof with the express written consent of Lessor, such occupancy shall be a tenancy from month-to-month at a monthly rent equal to 150% of the last monthly Minimum Rent (hereinafter defined), plus all other charges payable hereunder, and upon all the terms hereof applicable to a month-to-month tenancy. Provided that, if Lessee shall fail to surrender the Premises to Lessor upon the termination of this Lease, in addition to any other liabilities to Lessor arising therefrom, Lessee shall indemnify, defend and hold harmless Lessor from any loss or liability resulting from such failure, including, without limitation, claims made by any succeeding lessee of the Premises.

5.   ASSIGNMENT AND SUBLETTING.

     A. Transfers; Consent. Lessee shall not, without the prior written consent of Lessor, (a) assign, transfer, mortgage, hypothecate, or encumber this Lease or any estate or interest herein, whether directly, indirectly or by operation of law, (b) permit any other entity to become a Lessee hereunder by merger, consolidation, or other reorganization, (c) if Lessee is a corporation, partnership, limited liability company, limited liability partnership, trust, association or other business entity (other than a corporation whose stock is publicly traded), permit, directly or indirectly, the transfer of any ownership interest in Lessee so as to result in (i) a change in the current control of Lessee or (ii) a transfer of twenty-five percent (25%) or more in the aggregate in any twelve (12) month period in the beneficial ownership of such entity, (d) sublet any portion of the Premises, (e) grant any license, concession, or other right of occupancy of or with respect to any portion of the Premises, or (f) permit the use of the Premises by any party other than Lessee (each of the foregoing events being referred to herein as a "Transfer"). If Lessee requests Lessor's consent to any Transfer, then concurrently with such request, Lessee shall provide Lessor with a written description of all terms and conditions of the proposed Transfer and all consideration therefor (including a calculation of the Transfer Profits described below), copies of the proposed documentation, and the following information about the proposed transferee: name and address; information reasonably satisfactory to Lessor about the proposed transferee's business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Lessor to determine the proposed transferee's creditworthiness and character. Lessor shall not unreasonably withhold its consent to any assignment or subletting of the Premises, provided that the parties agree that it shall be reasonable for Lessor to withhold any such consent if Lessor determines in good faith that (A) the proposed transferee is not of a reasonable financial standing or is not creditworthy, (B) the proposed transferee has the power of eminent domain, is a governmental agency or an agency or part of a foreign government, (C) the proposed transferee, or any affiliate thereof, is then an occupant in the Shopping Center has engaged in discussions with Lessor concerning a lease of direct space in the Shopping Center, or (D) the proposed Transfer would result in a breach of any obligation of Lessor or permit any other Lessee in the Shopping Center to terminate or modify its lease. Lessor may withhold its consent to any other form of Transfer in its sole and absolute discretion. Any Transfer made without Lessor's consent shall be void and at Lessor's election, shall constitute a default by Lessee. Lessee shall also reimburse Lessor immediately upon demand therefor for all of its attorneys' fees and other costs reasonably incurred in connection with considering any request for consent to a proposed Transfer. If Lessor consents to a proposed Transfer, then the proposed transferee shall deliver to Lessor, in a form reasonably satisfactory to Lessor, a written agreement whereby the proposed transferee expressly assumes the Lessee's obligations hereunder. Lessor's consent to a Transfer shall not release Lessee from its obligations under this Lease, but rather Lessee and its transferee shall be jointly and severally liable for all obligations under this Lease allocable to the space subject to such Transfer. Lessor's consent to any Transfer shall not waive Lessor's rights as to any subsequent Transfers.

     Upon Lessor's consent, such consent shall not be unreasonably withheld, Lessee may assign the Lease, or sublet the Premises (a) to a corporation or other entity with which Lessee may merge or consolidate, or (b) in connection with the sale of all or a substantial portion of Lessee's assets, or (c) to any Affiliates (as defined below), or (d) in connection with the sale of stock in a public offering. The withholding of Lessor's consent will be considered reasonable in the event of: (i) any unapproved change of use of the Premises, (ii) any expected lowering of the character and quality of the Lessee, or, (iii) if anticipated changes in the Premises are not in keeping for a first class shopping center in the Town of Los Gatos. The term "Affiliate" shall mean any corporation, limited liability company or other entity which controls, is controlled by, or is under common control with Lessee. The term "control" shall mean ownership of more than fifty percent (50%) of all of the voting stock of a corporation or more than fifty percent (50%) of all of the legal and equitable interest of any other business entity.

     B. CANCELLATION AND RECAPTURE. Except as provided in the second paragraph of Subsection A above, Lessor may in its sole and absolute discretion, within thirty (30) days after submission of Lessee's written request for Lessor's consent to a Transfer, cancel this Lease as to the portion of the Premises that is subject to the proposed Transfer as of the date such proposed Transfer is proposed to be effective and, thereafter, Lessor may lease such portion of the Premises to the prospective transferee (or to any other person or entity or not at all) without liability to Lessee. If Lessor does not cancel this Lease within such thirty-day period and notwithstanding any Lessor consent to the proposed Transfer, Lessee shall pay to Lessor, immediately upon receipt thereof any and all consideration paid to Lessee directly or indirectly for the assignment by Lessee of its leasehold interest, and 100% of any and all subrentals payable by sublessees to Lessee which are in excess of the Minimum Rent and Additional Rent payable by Lessee hereunder.

     If Lessor cancels this Lease as provided in this Subparagraph B. then Lessor shall make a lump sum payment to Lessee for the unamortized portion of Lessee's capital improvements to the Premises, per GAAP accounting methods, to the extent that such capital improvements shall be used by the subsequent lessee.

     Lessee is entitled to deduct from the amount required to be paid to Lessor pursuant to the second sentence of Section 5(B)
(i) reasonable leasing commissions paid by Lessee; (ii) other reasonable out-of-pocket costs paid by Lessee (including attorney fees, advertising costs, and expenses of readying the Premises for occupancy by the transferee); and (iii) any consideration paid to the transferee or any third party to induce the transferee to consummate the assignment or subletting, provided these expenses shall only be deducted from amounts in excess of Rent (as defined below).

6.   MINIMUM RENT.

     A. Lessee agrees to pay to Lessor as minimum monthly rent ("Minimum Rent"), without notice or demand, beginning on the Commencement Date, in advance on or before the first day of each and every successive calendar month, the amount shown in the schedule attached hereto as "Exhibit B".

     The Minimum Rent for any period which is for less than one
(1) month shall be a prorated portion of the monthly installment herein based upon a thirty (30) day month. Said Minimum Rent shall be paid to Lessor, without any deduction or offset whatsoever, in lawful money of the United States of America at such place as Lessor may from time to time designate in writing.

     Concurrently with Lessee's execution of this Lease, Lessee shall pay to Lessor the sum of EIGHT THOUSAND SIX HUNDRED
EIGHTY-NINE AND NO/100 DOLLARS ($8,689.00) as an advance payment of the Minimum Rent payable by Lessee hereunder for the first full calendar month of the Term.

7.   ADDITIONAL RENT.

     A. (1) In addition to the Minimum Rent payable by Lessee under this Lease, any other monetary sum required under this Lease to be paid by Lessee to Lessor or to others (including but not limited to the payments required by this Section) is deemed under this Lease to be additional rent payable by Lessee ("Additional Rent"), whether or not the monetary sum is so designated as Additional Rent. Unless otherwise provided, all Additional Rent is due and payable at the same time as Minimum Rent, and Lessor has the same remedies for Lessee's failure to pay Additional Rent as it has for Lessee's failure to pay Minimum Rent. The term "Rent" as used in this Lease shall mean Minimum Rent and Additional Rent, collectively.

          (2) With respect to each calendar year during the term of the Lease, Lessor shall endeavor to deliver to Lessee by March 1 of the following year (or as soon thereafter as is reasonably practical), an itemized statement of the total actual Shopping Center Operating Expenses, Taxes and Insurance for such calendar year. If the statement discloses an underpayment by Lessee for the calendar year covered by the statement, Lessee shall pay Lessor the amount of the underpayment within 30 days after the date of the statement. If the statement discloses an overpayment by Lessee, the overpayment will be applied to the following month's estimated payment therefor unless the overpayment is more than twice the estimated payment due for the following month, in which the excess shall be refunded within 30 days after receipt of the statement from Lessor, provided Lessee is not in default of the Lease at the time the refund is due. Lessor shall endeavor to maintain accurate, detailed records of all costs and expenses of the Shopping Center at Lessor's office for at least twelve (12) months after delivery of the Lessor's annual statement to Lessee. Lessee and Lessee's agent, at Lessee's expense, may inspect, copy and/or audit said records at Lessor's offices one (1) time per year with seven (7) days prior written notice to Lessor.

     B. (1) Lessee shall pay to Lessor, as Additional Rent, a proportionate share of Shopping Center Operating Expenses (defined below). Lessee's proportionate share of these costs shall be a sum equal to the product obtained by multiplying (1) the total actual Shopping Center Operating Expenses for the calendar year in question by (2) a fraction, the numerator of which is the number of square feet of gross floor area of the Premises, and the denominator of which is the number of total square feet of gross floor area of all areas in the Shopping Center that are available for the exclusive use and occupancy of lessees of the Shopping Center. As of the lease date, the fraction representing Lessee's proportionate share of the leasable area of the Shopping Center is 3,448/59,080 = 5.84%

          (2) Concurrently with its monthly payment of Minimum Rent to Lessor, Lessee shall pay its proportionate share of Shopping Center Operating Expenses in the estimated amount determined and billed by Lessor. The amount paid monthly shall be based on Lessor's estimate of Shopping Center Operating Expenses for the current calendar year. That estimate shall not exceed by more than 10% the total Shopping Center Operating Expenses for the immediately preceding calendar year, except that in any year in which resurfacing is contemplated Lessor shall be permitted to include the anticipated cost as part of the estimated Shopping Center Operating Expenses.

          For the period of this Lease from the Commencement
Date to the end of the 1999 calendar year, the estimated monthly payments for Shopping Center Operating Expenses and Taxes shall be $0.31 per square foot per month.

          (3) "Shopping Center Operating Expenses" means all costs and expenses of managing, operating, repairing and maintaining the Shopping Center in a manner deemed reasonable and appropriate by Lessor, including but not limited to all costs and expenses of or relating to the following: operating, heating, cooling, ventilating, repairing, cleaning, replacing, lighting, painting and maintaining the Common Areas; security services for the Shopping Center; garbage and trash removal for the Shopping Center; the premiums for the insurance maintained by Lessor with respect to the Shopping Center (including the insurance described in Section 17 below) and the amount of any deductibles payable thereunder; regulation of traffic; repairing and replacing paved surfaces, roofs, landscaping, drainage, electrical lines and heating and air-conditioning systems; all on-site personnel used for the management, operation and maintenance of the Shopping Center; trucks and other equipment used for the management, operation and maintenance of the Shopping Center; depreciation of machinery, equipment and other non-real estate assets used in the maintenance and operation of the Shopping Center; and measures undertaken by Lessor to comply with any environmental or similar law, ordinance or regulation. Further, "Shopping Center Operating Expenses" shall include a management fee paid to Lessor or to a management company employed by Lessor which shall not exceed 10% of the total Shopping Center Operating Expenses, excluding property taxes and insurance premiums. "Shopping Center Operating Expenses" shall not include sums payable by Lessee pursuant to Paragraph F of this Section. In addition, "Shopping Center Operating Expenses" shall not include (a) costs of leasing space in the Shopping Center (including brokerage commissions, legal expenses, improvement costs or allowances, and costs of enforcement or negotiation of leases), (b) Lessor's debt service or ground lease payments, charges for goods and services provided by affiliates of Lessor, to the extent greater than the amounts charged for similar goods and services by unaffiliated parties on a competitive basis, (c) fines, penalties, damage awards or other amounts for which Lessor is liable as a result of violating any law or any agreement to which Lessor is a party, or costs to correct violations of Applicable Laws, or (d) expenses for which Lessor is reimbursed by insurance proceeds or by any third party.

     C. (1) Except for utility services provided by Lessor pursuant to subparagraph (2) of this paragraph C, Lessee shall apply to the appropriate local utility companies to begin service on the Premises on or before the Commencement Date, and shall pay the cost of any required deposit, hook-up fee, metering charge, or other charge by the utility provider. Throughout the Term of this Lease, Lessee shall pay, prior to delinquency, the cost of all utilities used on the Premises (including but not limited to water, rubbish disposal, gas, heat, light, power, sewer charges and telephone service), whether supplied by a local utility company or by Lessor. When any service is separately metered and supplied by a local utility company, Lessee shall arrange for the utility company to bill Lessee directly. In the case of any utility services provided by Lessor directly to Lessee, Lessor shall bill Lessee for those services monthly at the same time Lessor bills Lessee for its proportionate share of Shopping Center Operating Expenses, and Lessee shall pay the bill for those services at the same time Lessee is required to pay its share of Shopping Center Operating Expenses. For utility services provided by Lessor that are not separately metered and that are used by Lessee in common with other Lessees of the Shopping Center, Lessee shall pay Lessor a proportionate share based on total square footage of gross floor area of all lessees using the common utility services.
          (2) Lessor shall furnish, at Lessee's expense, the following utilities to the Premises: water and sewer, and, if the Premises are not separately metered, gas and electricity. Further, Lessor may elect at any time during the Term of this Lease to furnish, or to select an agent or independent contractor to furnish, other utilities to the Premises (excluding telecommunications and data transmission services). In that case, Lessee agrees to accept the furnished utility services to the exclusion of any other provider, provided the charge to Lessee for the furnished service is competitive with other providers or has been approved by the appropriate regulatory agency. On at least 30 days' prior written notice to Lessee, Lessor may discontinue furnishing any utility service previously provided to Lessee. In that event, Lessor shall be responsible for connecting the Premises to a new provider, but shall have no other responsibility toward Lessee. Lessor has no responsibility for the interruption, curtailment or suspension of any utility services to the Premises provided by a local utility company or other provider, or in the case of services furnished by Lessor, for any interruption, curtailment or suspension necessitated by repairs, action of public authority, strikes, acts of God or public enemy, other similar causes beyond the reasonable control of Lessor, or a default by Lessee under this Lease unless such interruption, curtailment or suspension is caused by the gross negligent acts of Lessor or Lessor's agents, servants, employees or invitees. Interruption, curtailment or suspension of utility services shall not constitute a constructive eviction under this Lease or entitle Lessee to any abatement in Rent.

     D. (1) Lessor shall pay all Taxes (defined below) that maybe levied or assessed against the land, buildings or other improvements in the Shopping Center; provided, however, that Lessee shall pay a proportionate share of Taxes as provided in this Paragraph D. In no event shall Lessee be obligated to pay any penalty or interest which may result from the delinquency payment of Real Estate Taxes by Lessor, unless such delinquency is due to the failure by Lessee to pay its proportionate share of Taxes as provided in this Paragraph D. "Taxes" means any real property taxes, assessments, and other levies or charges imposed by a governmental entity that are or may be levied, assessed, imposed, become a lien on, or arise in connection with the ownership, use, occupancy or possession of all or any portion of the Shopping Center or the land, buildings or other improvements in the Shopping Center. "Taxes" do not include any inheritance, estate, succession, transfer, gift, franchise, corporation, income or profit tax that is or may be levied or imposed on Lessor; provided, however, that the term "Taxes" does include any tax, assessment or charge (a) that is imposed or levied on Lessor (directly or indirectly) by a taxing authority with jurisdiction over the Shopping Center, and (b) that is measured, computed or determined in whole or in part based on rents paid by lessees in the Shopping Center. "Taxes" do not include sums payable by Lessee pursuant to Paragraph F of this Section.

          (2) Lessee's annual share of Taxes for each Tax Year (defined below) of the Term of the Lease shall be a sum equal to the product obtained by multiplying the total amount of all Taxes payable during a Tax Year by a fraction, the numerator of which is a number equal to the total square feet of gross floor area in the Premises, and the denominator of which is a number equal to the total square feet of gross floor area in the Shopping Center designed for the exclusive use and occupancy of lessees. Lessee's annual share of Taxes shall be paid in advance on a monthly basis in equal installments in the amount billed by Lessor, concurrently with Lessee's payment of Minimum Rent under this Lease. In the absence of anything other than regular annual tax increases, and at Lessor's option, Lessor may estimate the amount of Lessee's monthly share of Taxes. If some other event causes an increase in taxes, Lessor will notify Lessee in writing and, upon doing so, Lessor may increase Lessee's estimated monthly share of Taxes accordingly. An official tax bill or copy of the tax bill shall be conclusive evidence of any amount taxed or levied.

          (3 "Tax Year" means the 12 full calendar months of the term beginning on January 1 immediately following the Commencement Date and ending on December 31 of that same calendar year, and each successive twelve-month period in the Term of this Lease; provided, however, that the first Tax Year under this Lease shall begin on the Commencement Date and shall end on December thirty first of the same calendar year. When the Commencement Date is a date other than January 1 or when this Lease terminates on a date other than December 31, Lessee's proportionate share of Taxes for either year, as the case may be, shall be equitably prorated.

          (4) Lessee shall not and shall have no right to contest the amount of any Taxes assessed or levied or the underlying valuation giving rise to the Taxes for purposes of obtaining a tax reduction or for any other purpose. If Lessor obtains a refund of Taxes previously paid for a Tax Year and for which Lessee has fully paid its proportionate share, Lessor shall refund to Lessee its net proportionate share after first deducting all costs and expenses incurred by Lessor in obtaining the refund, including attorneys' and appraisers' fees. Lessor shall have no duty to contest the amount of any Taxes imposed or levied on the Shopping Center.

     E.   [Intentionally Deleted]

     F. Lessee shall pay to Lessor within 10 days following Lessor's demand, as Additional Rent, 100% of (1) the costs of maintenance and repair performed by Lessor for the primary benefit of Lessee and (2) all real estate taxes, sewer taxes, and premiums for insurance which arise or are required due to the nature of Lessee's business and/or any improvements or alterations to the Premises.

     G. Even though the Lease has expired and Lessee has vacated the Premises, when the final determination is made of Additional Rent payable by Lessee for the year in which this Lease terminates, Lessee shall within 30 days of receipt of invoice pay any increase due over the estimated Additional Rent previously paid and, conversely, any overpayment made shall, within thirty(30) days, be rebated by Lessor to Lessee.

     H. Failure of Lessor to submit statements as called for herein shall not be deemed to be a waiver of Lessee's requirement to pay sums as herein provided.

     I. Lessee may question a component of the Additional Rent calculation only by providing Lessor with written notice thereof within sixty (60) days following Lessee's receipt of Lessor's annual statement therefor. If Lessee does not provide such notice within such sixty (60) day period, then the annual statement in question shall be binding on Lessee. If Lessee timely questions a component of the Additional Rent calculation, Lessor shall, within thirty (30) days of Lessee's request therefor, provide Lessee with a copy of the actual invoices or other reasonable documentation reasonably acceptable to Lessee substantiating such component.

8. PERSONAL PROPERTY TAXES. Lessee shall pay or cause to be paid, before delinquency, any and all taxes levied or assessed and which become payable upon all Lessee's leasehold improvements, equipment, furniture, fixtures and any other personal property located in, on or about the Premises. In the event any such taxes are included as part of Taxes, then Lessee shall pay the taxes thereon to Lessor within ten (10) days after delivery to Lessee by Lessor of a statement in writing setting forth the amount of such taxes applicable to such improvements, equipment, furniture, fixtures and other personal property.

9. USE. Lessee shall use and occupy the Premises for THE RETAIL SALE OF ENVIRONMENTALLY FRIENDLY PRODUCTS, RENEWABLE ENERGY PRODUCTS, and shall not use or permit the Premises to be used for any other purpose or purposes without the prior written consent of Lessor, which consent may be withheld by Lessor in its sole discretion.

10.  USE PROHIBITED.

     Lessee shall not do or permit anything to be done in or about the Premises nor bring or keep anything therein which is not within the permitted use of the Premises which will in any way increase the existing rate of or affect any fire or other insurance upon the Shopping Center or any of its contents, or cause a cancellation of any insurance policy covering said Shopping Center or any part thereof or any of its contents. Lessee shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other lessees or occupants of the Shopping Center or injure or annoy them or use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose; nor shall Lessee cause, maintain or permit any nuisance in, on, or about the Premises. Lessee shall not commit or allow to be committed any waste in or upon the Premises. This Lease shall be subject to all existing and future covenants, restrictions, conditions and easements of record affecting the Shopping Center, and Lessee agrees to at all times comply with and observe, and shall cause all its employees, agents, contractors, customers and invitees to comply with and observe, all such covenants, restrictions, conditions and easements, provided, as to future covenants, restrictions, conditions and easements, that the same will not materially affect Lessee's rights under this Lease or increase Lessee's obligations with respect to the Premises.

11. COMPLIANCE WITH LAW. Lessee shall not use the Premises, or permit any thing to be done in or about the Premises, which will in any way conflict with any law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated. Lessee shall, at its sole cost and expense promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force and with the requirements of any board of fire underwriters or other similar bodies now or hereafter constituted relating to or affecting the condition, use or occupancy of the Premises, excluding pre-existing conditions as of the Commencement Date, if any, and/or structural changes not related to or affected by Lessee's improvements, alterations or particular use of the Premises. The judgment of any court of competent jurisdiction or the admission of Lessee in any action against Lessee, whether Lessor be a party thereto or not, that Lessee has violated any law, statute, ordinance or governmental rule, regulation or requirement, shall be conclusive of that fact as between the Lessor and Lessee.

     Lessor represents to Lessee that, on the date the Premises is delivered to Lessee, the Premises complies with all laws, statutes, ordinances and governmental rules, regulations and requirements ("Applicable Laws") applicable thereto, including, without limitation, the ADA and all Applicable Laws relating to Toxic Materials.

     1. Lessor indemnifies and will defend Lessee against damages and claims relating to Toxic Materials in, on or about the Shopping Center as of the Commencement Date, except for Toxic
Materials brought onto the Premises by Lessee.

     2. The Certificate of Occupancy from the Town of Los Gatos demonstrates that the Premises is in compliance with applicable codes.

In particular, Lessee, at its sole cost, shall comply with all laws, statutes, ordinances and governmental rules, regulations and requirements relating to Lessee's storage, use, handling, and disposal of hazardous, toxic or radioactive matter, including but not limited to those materials identified in Sections 66680 through 66685 of Title 22 of the California Administrative Code, Division 4, Chapter 30, as they may be amended from time to time (collectively "Toxic Materials"). If Lessee does store, handle, use or dispose of any Toxic Materials (except for customary cleaning and office supplies used in the ordinary course of Lessee's business conducted on the Premises or other Toxic Materials approved by Lessor), Lessee shall notify Lessor in writing at least ten (10) days prior to their first appearance on the Premises. Lessee shall be solely responsible for and shall defend, indemnify and hold Lessor and its employees, agents and representatives harmless from and against all claims, costs and liabilities, including attorneys' fees and costs and costs and expenses of removal, clean-up and restoration, arising out of or in connection with the storage, use, handling or release and disposal of Toxic Materials in, on or about the Premises and the Shopping Center by Lessee, its employees, agents, contractors, customers and invitees. Lessee's obligations hereunder shall survive the expiration or sooner termination of this Lease.

12.  REPAIRS.

     A. By entering into this Lease, Lessee shall have accepted the Premises as being in good, sanitary order, condition and repair. Lessee shall, at Lessee's sole cost and expense, keep the Premises and every part thereof in good condition and repair (except as hereinafter provided with respect to Lessor's obligations) including without limitation, the maintenance, replacement and repair of storefront glass, equipment, exterior doors, window casements, glazing, heating and air-conditioning system (when there is an air-conditioning system, Lessee shall obtain a service contract for repair and maintenance of said system, said maintenance contract to conform to the requirements under the warranty, if any, on said system and shall otherwise be subject to Lessor's approval), plumbing, pipes, electrical wiring and conduits. Lessor reserves the right to obtain an HVAC service contract at Lessee's cost (Lessee to pay or reimburse Lessor for the cost of such service within 10 days after receipt of Lessor's invoice therefor) if Lessee fails to maintain the HVAC system to Lessor's satisfaction.

     Lessee shall, upon the expiration or sooner termination of this Lease, surrender the Premises to the Lessor in accordance with Section 37 below. Any damage to adjacent premises or any other portion of the Shopping Center caused by Lessee's use of the Premises shall be repaired at the sole cost and expense of Lessee.

     Lessor will inspect and service HVAC system in order to assure Lessee that the system is in good working order as of the Commencement Date. If Lessee is required to make repairs or replacements to the HVAC which (i) are of a capital nature under generally accepted accounting principles and (ii) are not caused by Lessee's negligent maintenance, Lessor shall make such repairs or replacements and Lessee shall pay to Lessor, in equal monthly installments hereunder with Minimum Rent, the portion of the cost thereof allocable to the remaining Term (determined by amortizing the cost of the HVAC repairs or replacements on a straight-line basis over the useful life of such repairs or replacements).

     Lessee shall have no obligation to repair any damage or defects caused by any intentional act or negligence of Lessor, its agents or contractors; or which may be caused by or result from any repairs, alterations, replacements or other improvements or installations made by Lessor, its agents or contractors, except that Lessee shall maintain, as provided above, alterations and other improvements or installations made to the Premises by Lessor, its agents or contractors for the benefit of Lessee.

     B. Notwithstanding the provisions of this Section, Paragraph A, above, Lessor shall repair and maintain the structural portions of the Shopping Center including the exterior walls, roof and storefront, excluding glazing, window casements and doors, unless such maintenance and repairs are necessitated in part or in whole by the act, neglect, fault or omission of any duty by the Lessee,its agents, servants, employees, invitees, contractors or customers, or any damage caused by breaking and entering, in which case Lessee shall pay to Lessor the actual cost of such maintenance and repair within 10 days following Lessor's demand therefor. Lessor shall not be liable for any failure to make such repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Lessor by Lessee. Except as provided in this Lease, there shallbe no abatement of Rent and no liability of Lessor by reason of any injury to or interference with Lessee's business arising from the making of any repairs, alterations or improvements in or to any portion of the Shopping Center or the Premises or in or to fixtures, appurtenance and equipment therein. Repairs,alterations or improvements which Lessor may perform in the Shopping Center, including the Premises, shall not unreasonably interfere with the intended use of and usual access to the Premises by Lessee's customers and suppliers without affording reasonable alternative means of access; and all such work shall be done as promptly as reasonably possible and so as to cause as little interference to Lessee's business as reasonably possible. Lessee waives the right to make repairs at Lessor's expense or terminate this lease due to the condition of the Premises under any law, statute or ordinance now or hereafter in effect except in the case of emergency and after notice to Lessor and Lessor's failure to act. In the event of an emergency and upon Lessee's notification to Lessor and Lessor's failure to respond within a reasonable time, Lessee may undertake immediate repairs with respect to the Premises of such a nature as would normally be Lessor's responsibility and notify Lessor promptly after such repairs have been undertaken. The reasonable billing for such Repairs will be reimbursed by Lessor to Lessee within ten days upon presentation of the paid invoice for the repairs.

     C. Lessee shall promptly replace any windows on the Premises broken or damaged during the Term, or extended term, of this lease, at its sole cost and expense.

     D. Lessor agrees to maintain the Shopping Center and the Common Areas at all times as a first class shopping center consistent with the highest standards of operation applicable to comparable centers in the vicinity.

13. RECONSTRUCTION. In the event the Premises are damaged by fire or other perils covered by Lessor's insurance, Lessor agrees to forthwith repair same, and this Lease shall remain in full force and effect, except that Lessee shall be entitled to a proportionate reduction of the Minimum Rent and Additional Rent from the date of damage and while such repairs are being made, such proportionate reduction to be based upon the extent to which the damage and making of such repairs shall reasonably interfere with the business carried on by the Lessee in the Premises. If the damage is due to the fault or neglect of Lessee or its employees, there shall be no abatement of rent (except to the extent Lessor receives rent loss insurance proceeds therefor), and Lessee shall pay to Lessor the actual cost of repairs, subject to Section 18 below.

     In the event the Premises are damaged as a result of any cause other than insured perils required under this Lease covered by Lessor's insurance, then Lessor shall forthwith repair the same, provided the extent of the destruction be less than ten (10%) percent of the then full replacement cost of the Premises. In the event the destruction of the Premises is to an extent of ten (10%) percent or more of the full replacement cost then Lessor shall have the option, exercisable in its sole discretion:

          (1) To repair or restore such damage, this Lease continuing in full force and effect, but the Minimum Rent to be proportionately reduced as herein above in this Section provided; or
          (2)  Give notice to Lessee at any time within sixty
(60) days after such damage, terminating this Lease as of the date specified in such notice, which date shall be no more than thirty (30) days after the giving of such notice. In the event of giving such notice, this Lease shall expire and all interest of the Lessee in the Premises shall terminate on the date so specified in such notice and the Minimum Rent reduced by a proportionate reduction, based upon the extent, if any, to which such damage interfered with the business carried on by the Lessee in the Premises, shall be paid up to date of said such termination.

     Notwithstanding anything to the contrary contained in this Section,

          (a) Lessor shall not have any obligation whatsoever to repair, reconstruct or restore the Premises when (1) damage of over twenty-five (25%) percent of the floor area in which the Premises are located has resulted from any casualty covered under this Section and such damage has occurred during the last twenty-four (24) months of the Term of this Lease or, (2) if in Lessor's reasonable estimation, the repair, reconstruction or restorationion question will take more than 180 days to complete following the occurrence of the damage in question; and

          (b) Lessor shall not be obligated to expend for repairs or rebuilding an amount in excess of the net insurance proceeds for damage to the Premises recovered by it. "Net insurance proceeds" means the total amount of proceeds recovered for damage to the Premises, less any expenses incurred by Lessor in recovering the proceeds; and less any amounts of such proceeds required to be paid to Lessor's lender.

     Upon the occurrence of either of the matters described in subsection (a) above or if the estimated cost of the repairs or rebuilding in question is in excess of the net insurance proceeds, then, in such event, Lessor shall have the options described in subsection (1) and (2) of this Section 13 above.

     Lessor shall not be required to repair any injury or damage by fire or other cause, or to make any repairs or replacements of any leasehold improvements, equipment, fixtures, or other personal property of Lessee.

     If, by virtue of the foregoing provisions, Lessor elects not to fully restore the Premises, or is not required to fully restore the Premises (due to the lack of net insurance proceeds or otherwise), or if Lessor determines in accordance with the foregoing provisions that the repair, reconstruction or restoration in question will take more than 180 days to complete following the occurrence of the damage in question, Lessee shall have the right to terminate this Lease by giving written notice of termination to Lessor not later than 30 days after Lessor advises Lessee that the Premises will not be fully restored, or that the restoration will take more than 180 days to complete, as the case may be. Such termination will be effective as of the date of such notice, unless Lessee continues to operate its business from the Premises, in which case the termination will be effective on the date that Lessee surrenders possession of the Premises to Lessor, in which case Minimum Rent, reduced by a proportionate reduction based upon the extent, if any, to which such damage interfered with the business carried on by the Lessee in the Premises, shall be paid up to date of said such termination.


14. ALTERATIONS AND ADDITIONS. Lessee shall not make or allow to be made any alterations, additions or improvements to the Premises or to the exterior of the Premises without first obtaining the written consent of Lessor, which consent may be withheld in Lessor's sole discretion. In the event Lessor consents to the making of any alterations, additions or improvements to the Premises by Lessee, the same shall be made by Lessee at Lessee's sole cost and expense and in accordance with the terms and conditions of this Lease, including this Section 14.
     Upon the expiration or sooner termination of the Lease, Lessee shall, upon written demand by Lessor, at Lessee's sole cost and expense, forthwith and with all due diligence, remove any alterations, additions, or improvements made by Lessee, designated by Lessor to be removed as a condition of approval of Lessee's improvement plans. Lessee shall forthwith and with all due diligence, at its sole cost and expense, repair any damage to the Premises caused by such removal.

     Lessee's right to make alterations, additions or improvements when permitted by this Section shall be deemed conditioned, without limitation, upon: (i) Lessee's acquiring all applicable permits required by governmental authorities, (ii) the furnishing of copies of such permits together with a copy of the plans and specifications for the alterations, additions or improvements to Lessor prior to commencement of the work thereon (which plans and specifications shall be subject to Lessor's prior written approval), (iii) the compliance by Lessee with all conditions of said permits in a prompt and expeditious manner and
(iv) such other conditions and Lessor may impose. All alterations, additions or improvements by Lessee during the Term of this Lease shall be done by duly licensed contractors in a good and workmanlike manner, with good and sufficient materials, and in compliance with all applicable laws. Lessee shall promptly upon completion thereof furnish Lessor with as-built plans and specifications therefor.[ Lessor may (but without obligation to do so) condition its consent to any requested alterations, additions or improvements upon Lessee's providing Lessor with a lien and completion bond in an amount equal to one and one-half times the estimated cost of such alterations, additions or improvements and/or upon Lessee's posting an additional security deposit with Lessor under Section 30 hereof.]

     Lessee shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Lessee at or for use on the Premises, which claims are or may be secured by any mechanics' or materialmen's lien against the Premises or the Shopping Center or any interest therein. Lessee shall give Lessor not less than ten (10) days' notice prior to the commencement of any work in, on or about the Premises, and Lessor shall have the right to post notices of non-responsibility in or on the Premises as provided by law. If Lessee shall, in good faith, contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense defend and protect itself, Lessor and the Premises and the Shopping Center against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against the Lessor or the Premises and the Shopping Center. If Lessor shall require, Lessee shall furnish to Lessor a surety bond satisfactory to Lessor in an amount equal to one and one-half times the amount of such contested lien claim or demand, indemnifying Lessor against liability for the same, as required by law for the holding of the Premises and the Shopping Center free from the effect of such lien or claim. In addition, Lessor may require Lessee to pay Lessor's attorney's fees and costs in participating in such action if Lessor shall decide, in its sole discretion, it is to its best interest to do so.

Real Goods shall be allowed to install a total of 6 solar panels on the roof provided that:

     1. The panels do not impose a significant structural load requiring additional structural bracing for the building.
     2. The panels are not an obstruction to the maintenance and service of other rooftop equipment.
     3. The panels are installed carefully and the panels and associated equipment, lines and support structure do not cause roof leaks.
     4. The panels are lower than the mansard roof so that they are not visible when viewed from a position level with the mansard.

15. LIENS. Lessee shall, at all times, keep the Shopping Center and the Premises and the property in which the Premises are situated free from any liens arising out of any work performed, materials furnished or obligation incurred by or on behalf of Lessee.

16. HOLD HARMLESS. To the fullest extent permitted by law, Lessee shall defend, indemnify and hold harmless Lessor against and from any and all claims arising from Lessee's use of the Premises or from the conduct of its business or from any activity, work, or other things done, permitted or suffered by the Lessee in or about the Premises or the Shopping Center, and shall further defend, indemnify and hold harmless Lessor against and from any and all claims arising from any breach or default in the performance of any obligation on Lessee's part to be performed under the terms of this Lease, or arising from any act or negligence of the Lessee, or any officer, agent, employee, contractor, customer, or invitee of Lessee (except to the extent any such claims arise (i) from the gross negligence or willful misconduct of Lessor or its authorized agents, contractors or employees, or (ii) from any default by Lessor under this Lease, and, in either instance, are not otherwise covered by the insurance required to be carried by Lessee under this Lease), and from all costs, attorney's fees, and liabilities incurred in or about the defense of any such claim or any action or proceeding brought thereon and in case any action or proceeding be brought against Lessor by reason of such claim, Lessee upon notice from Lessor shall defend the same at Lessee's expense by counsel reasonably satisfactory to Lessor. Lessee shall give prompt notice to Lessor in case of casualty in the Premises. The obligations of Lessee under this Section 16 shall survive the expiration or sooner termination of this Lease.

     Lessor or its agents shall not be liable for any loss or damage to persons or property resulting from fire, earthquake, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Premises or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other place resulting from dampness or any other cause whatsoever, unless caused by or due to the gross negligence of Lessor, its agents, servants or employees, or any default by Lessor resulting in one of the above conditions; provided, however, in no event shall Lessor or its agents be liable for any consequential damages, opportunity costs or loss profits incurred or suffered by Lessee. Lessor or its agents shall not be liable for interference with the light, air, or for any defect in the Premises.

17.  INSURANCE.

     A. LESSEE'S COVERAGE. Lessee agrees to maintain in full force and effect at all times following delivery of possession of the Premises and continuing until the expiration or sooner termination of this Lease, at its own expense, for the protection of Lessee and Lessor, as their interests may appear, policies of insurance issued by a responsible carrier to the reasonable satisfaction of Lessor which afford the following coverages:

          (1). Comprehensive general liability insurance in an amount not less than Five Million and no/100ths Dollars ($5,000,000.00) (or such greater amount as may in the future be typical for a business similar to that of Lessee operating in the vicinity of the Shopping Center) combined single limit for both bodily injury and property damage which includes blanket contractual liability broad form property damage, personal injury, completed operations, product liability, and legal expenses naming Lessor and any Lenders (as defined below), and their respective and its agents as additional insureds.

          (2). Risk of Direct Physical Loss Special Form property insurance (including, without limitation, vandalism, malicious mischief, and sprinkler leakage endorsement) on Lessee's equipment, trade fixtures and other personal property located on or in the Premises. Such insurance shall be in the full amount of the replacement cost, as the same may from time to time increase as a result of inflation or otherwise, and shall be in a form providing coverage comparable to the coverage provided in the standard ISO Risk of Direct Physical Loss Special Form.
As long as this Lease is in effect, and except as provided for herein to the contrary (i.e. damage terminating this Lease), the proceeds of such policy shall be used for the repair or replacement of such items so insured. Lessor shall have no interest in the insurance upon Lessee's personal property.

          Lessee may self-insure the coverages required to be carried pursuant to subparagraph (A)(2) or such coverages may be obtained by an endorsement on a blanket insurance policy covering other Lessee stores.

     B.   INCREASED COVERAGE.  Upon demand, Lessee shall provide
Lessor, at Lessee's expense, with such increased amount of existing insurance, and such other insurance as Lessor or Lessor's lender may reasonably require to afford Lessor and Lessor's lender adequate protection.

     C. CO-INSURER. If, on account of the failure of either Lessor or Lessee (the "failing party") to comply with the foregoing provisions, and if the other party is adjudged a co-insurer by its insurance carrier, then, any loss or damage that that party shall sustain by reason thereof, including attorneys' fees and costs, shall be borne by the failing party and shall be immediately paid by the failing party upon receipt of a bill therefor and evidence of such loss.

     D. INSURANCE REQUIREMENTS. All such insurance shall be in a form reasonably satisfactory to Lessor and shall be carried with companies that have a general policy holder's rating of not less than "A" and a financial rating of not less than Class "VII"in the most current edition of Best's Insurance Reports; shall provide that such policies shall not be subject to material alteration or cancellation except after at least thirty (30) days' prior written notice to Lessor; and shall be primary as to Lessor. Executed certificates evidencing the insurance to be maintained by Lessee hereunder shall be deposited with Lessor prior to the delivery of possession of the Premises to Lessee, and upon renewal of such policies, within thirty (30) days of the expiration of the term of such coverage. If Lessee fails to procure and maintain the insurance required hereunder, Lessor may, but shall not be required to, order such insurance at Lessee's expense and Lessee shall reimburse Lessor after Lessee has been afforded at least ten (10) days notice. Such reimbursement shall include all costs incurred by Lessor including Lessor's reasonable attorneys' fees, with interest thereon at the Applicable Rate (as defined below).

     Lessor shall maintain comprehensive general liability insurance on the Shopping Center and all buildings and improvements located thereon, protecting Lessor against loss, cost or expense by reason of injury to or death of persons or damage to or destruction of property. Such insurance shall be carried with companies that have a general policy holder's rating of not less than "A" and a financial rating of not less than Class "VII" in the most current edition of Best's Insurance Reports; and shall have limits of at least $5,000,000.00 for each occurrence, bodily injury and property damage combined. Lessor shall also maintain property insurance adequate to fully insure the Shopping Center and all buildings and improvements thereon. Lessor shall also maintain earthquake insurance on the Shopping Center and all buildings and improvements thereon provided it is available at commercially reasonable rates or is otherwise required by any Lenders. The cost of all such insurance (including any deductibles payable by Lessor thereunder) shall be included as part of Shopping Center Operating Expenses.

18. SUBROGATION. Lessor and Lessee each waives any claim, loss and cost it might have against the other for any injury to or death of any person or persons or damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy that covers the Shopping Center, the Premises, Lessor's or Lessee's fixtures, equipment, personal property, leasehold improvements or business, or is otherwise required to be insured against under the terms of this Lease, regardless of whether the negligence of the other party caused such loss; however, such waiver shall not include any deductible amounts required to be paid under any insurance policies or to any coinsurance penalty which a party may sustain. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier's rights of recovery under subrogation or otherwise against the other party.

19. DEFAULT BY LESSEE. The occurrence of any one or more of the following events shall constitute a default and breach of this Lease by Lessee (each is called an "Event of Default"):

     A. The vacating or abandonment of the Premises by Lessee for more than three (3) days or any breach by Lessee of the covenants set forth in Section 27 below.

     B. The failure by Lessee to make any payment of Rent or any other payment required to be made by Lessee hereunder, as and when due and such failure continues for five (5) days after due date.

     C. The failure by Lessee to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by the Lessee, other than described in this Section, Paragraph A and B, above, where such failure shall continue for a period of fifteen (15) days after written notice thereof by Lessor to Lessee; provided, however, that if the nature of Lessee's default is such that more than fifteen (15) days are reasonably required for its cure, then Lessee shall not be deemed to be in default if Lessee commences such cure within said fifteen (15) days period and thereafter diligently prosecutes such cure to completion.


     D. The making by Lessee of any general assignment or general arrangement for the benefit of creditors; or the filing by or against Lessee of a petition to have Lessee adjudged a bankrupt, or a petition or reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Lessee, the same is dismissed within sixty (60)
days); or the appointment of a trustee or a receiver to take possession of substantially all of Lessee's assets located at the Premises or of Lessee's interest in this Lease, where possession is not restored to Lessee within thirty (30) days; or the attachment, execution or other judicial seizure of substantially all of Lessee's assets located at the Premises or of Lessee's interest in this Lease, where such seizure is not discharged in thirty (30) days.

20.  REMEDIES IN DEFAULT.    Upon the occurrence of any Event of
Default by Lessee, Lessor shall have, in addition to any other remedies available to Lessor at law or in equity (all of which remedies shall be distinct, separate, and cumulative), the option to pursue any one (1) or more of the following remedies, each and all of which shall be cumulative and non-exclusive, without any notice or demand whatsoever:

     (a) Terminate this Lease, in which event Lessee shall immediately surrender the Premises to Lessor and if Lessee fails to do so, Lessor may, without prejudice to any other remedy which it may have for possession or arrearages in Rent, enter (in any lawful manner) upon and take possession of the Premises and expel or remove Lessee and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor[)], and Lessor may recover from Lessee the following:

          (i) The worth at the time of any unpaid rent which has been earned at the time of such termination; plus,

          (ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided; plus,

          (iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided; plus,

          (iv) Any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom (specifically including, without limitation, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant); and,

          (v) At Lessor's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.


     The term "rent" as used in this Section 20(a) shall be deemed to be and to mean all sums of every nature required to be paid by Lessee pursuant to the terms of this Lease, whether to Lessor or to others. As used in Sections 20(a)(i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest at the Applicable Rate, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 20(a)(iii) above, the "worth at the time of the award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

     (b) Lessor shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Lessor does not elect to terminate this Lease on account of any Event of Default by Lessee, Lessor may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

     (c) Lessor shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 20(a) and 20(b) above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive, or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

     (d)  Additionally:

          (i)  Intentionally omitted.

          (ii) In the event that Lessor shall elect to relet, then rentals received by Lessor from such reletting shall be applied: first, to the payment of any indebtedness (other than Rent) due hereunder from Lessee to Lessor; second, to the payment of any cost of such reletting (including brokerage commissions); third, to the payment of the cost of any alterations and repairs to the Premises; fourth, to the payment of Rent due and unpaid hereunder; and the residue, if any, shall be held by Lessor and applied in payment of future Rent as the same may become due and payable hereunder. Should reletting, during any month to which such Rent is applied, result in the actual payment of rentals at less than the Rent payable during that month by Lessee hereunder, then Lessee shall pay such deficiency to Lessor immediately upon demand therefor by Lessor. Such deficiency shall be calculated and paid monthly. Lessee shall also pay to Lessor as soon as ascertained, any costs and expenses incurred by Lessor in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

          (iii) No lawful re-entry or taking of possession of the Premises by Lessor pursuant to this Section 20 shall be construed as an election to terminate this Lease unless a written notice of such election shall be given to Lessee or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Lessor, Lessor may, at any time after such reletting, elect to terminate this Lease for any such default. Upon the occurrence of an Event of Default by Lessee under Section 20, if the Premises or any portion thereof are sublet, Lessor may, at its option and in addition and without prejudice to any other remedies herein provided or provided by law, collect directly from the sublessee all rentals becoming due to the Lessee and apply such rentals against other sums due hereunder to Lessor.

          (iv) Without prejudice to any other right or remedy of Lessor, if Lessee shall be in default under this Lease, Lessor may cure the same at the expense of Lessee (A) immediately and without notice in the case (1) of emergency, (2) where such default unreasonably interferes with any other tenant in the Shopping Center, or (3) where such default will result in the violation of law or the cancellation of any insurance policy maintained by Lessor, and (B) in any other case if such default continues for 10 days from the receipt by Lessee of notice of such default from Lessor. All costs incurred by Lessor in curing such default(s), including, without limitation, attorneys' fees, shall be reimbursable by Lessee as Rent hereunder upon demand, together with interest thereon, from the date such costs were incurred by Lessor, at the Applicable Rate.

          (v) Lessee hereby waives for Lessee and for all those claiming under Lessee all rights now and hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Lessee's right of occupancy of the Premises after any termination of this Lease. Notwithstanding any provision of this Lease to the contrary, the expiration or termination of this Lease and/or the termination of Lessee's rights to possession of the Premises shall not discharge, relieve, or release Lessee from any obligation or liability whatsoever under any indemnity provision of this Lease.

21. DEFAULT BY LESSOR. Lessor shall not be in default of this Lease unless Lessor fails to perform obligations required of Lessor within thirty (30) days after written notice by Lessee to Lessor; provided, however, that if the nature of Lessor's obligation is such that more than thirty (30) days are required for performance then Lessor shall not be in default if Lessor commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.

22. ENTRY BY LESSOR. Upon twenty-four (24) hours notice except in the event of an emergency (in which case no notice shall be required), Lessor shall have the right to enter the Premises to inspect the same, to submit said Premises to prospective purchasers or lessees, to post notices of non-responsibility, to repair the Premises and any portion of the building of which the Premises are a part that Lessor may deem necessary or desirable, without abatement of rent, and may for that purpose erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, always providing that the entrance to the Premises shall not be unreasonably blocked thereby, and further providing that Lessor shall use reasonable efforts to minimize any interference with the business of the Lessee. Lessee hereby waives any claim for damages or for any injury or inconvenience to or interference with Lessee's business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. Lessor shall have the right to use any and all means which Lessor may deem proper to open said doors in an emergency, in order to obtain entry to the Premises without liability to Lessee except for any failure to exercise due care under the circumstances for Lessee's property and any entry to the Premises obtained by Lessor by any of said means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Lessee from the Premises or any portion thereof.

23. RULES AND REGULATIONS. Subject to the provisions of Section 1 of this Lease, Lessee shall faithfully observe and comply with, and shall cause all its employees, agents, contractors, customers and invitees to observe and comply with, the reasonable rules and regulations that Lessor shall from time to time promulgate and/or modify, including, without limitation, the rules and regulations attached hereto as Exhibit "F". The rules and regulations shall be binding upon the Lessee upon delivery of a copy of them to Lessee. Lessor shall not be responsible to Lessee for the nonperformance of any said rules and regulations by any other lessees or occupants.

     Notwithstanding any provision to the contrary contained in this Lease, in the event of any conflict between the rules and regulations and the provisions of this Lease, the provisions of this Lease shall govern and control.

24. PARKING AND COMMON AREAS. Subject to the terms and conditions of this Lease, Lessor covenants that the Common Areas shall be at all times available for the non-exclusive use of Lessee during the Term of this Lease, provided that the condemnation or other taking by a public authority, or sale in lieu of condemnation, of any or all of the Common Areas or the occurrence of any other matters beyond the reasonable control of Lessor shall not constitute a violation of this covenant. Lessor reserves the right to change the design, entrances, exits, traffic lanes and the boundaries and locations of such parking area or areas, provided, however, that anything to the contrary notwithstanding contained in this Section, said parking area or areas shall include the number of parking spaces required by the Town of Los Gatos at the time that this Lease is executed and shall include the maximum number of compact parking stalls allowed in the Town now or in the future. In addition, Lessor reserves the right to make changes in, additions to and deletions from the Common Areas and the purposes to which they are devoted and to close portions of the Common Areas from time to time for the purpose of making repairs and alterations thereto and for any other commercially reasonable purposes. The foregoing right of Lessor shall include, without limitation, the right to erect additional buildings on the Common Area or change the location of buildings or other structures set forth on the site plan attached hereto as Exhibit "A" to any location in the Shopping Center including the Common Area. Upon erection or change of location, the portion of the Shopping Center upon which buildings or structures have been erected shall no longer be deemed to be part of the Common Area.

     Notwithstanding any provision to the contrary contained in this Lease, Lessor warrants to Lessee that throughout the Term the Shopping Center shall contain at least the number of parking spaces required by applicable law. Lessor shall not grant the right to use the Common Areas to any party other than lessees of the Shopping Center, their agents, customers, employees, business invitees and suppliers, except for marketing and promotional events only and with agreement of 2/3 of the lessees represented by their leased area. Unless required by law or a governmental agency having authority, no direct charge shall be made for the parking of vehicles in the Shopping Center.

     A. The Lessor shall keep the Common Areas in a neat, clean and orderly condition and shall repair any damage, periodically reseal and repave the facilities thereof, but all expenses in connection therewith shall be included as part of Shopping Center Operating Expenses and prorated in the manner set forth in
Section 7 hereof.

     B. Subject to the terms and conditions of this Lease Lessee, for the use and benefit of Lessee, its agents, employees, customers and sub-lessees, shall have, subject to Section 1 hereof, the non-exclusive right in common with Lessor and other present and future owners, lessees and their agents, employees, customers, business invitees and suppliers, to use the Common Areas during the entire Term of this Lease, for ingress and egress, and automobile parking.

     C. Lessee, in the use of said Common Areas, agrees to comply with such reasonable rules, regulations and charges for parking as the Lessor may adopt from time to time for the orderly and proper operation of said Common Areas. Such rules may include but shall not be limited to the following:

         (1) The restricting of employee parking to a limited, designated area; and

         (2) Lessee is responsible for disposing of rubbish in an acceptable, sanitary manner.

25. SIGNS. The Lessee may affix and maintain upon the glass panes and supports of the show windows and of the Premises within twelve (12) inches of any window and upon the exterior walls of the Premises only such signs, advertising placards, names, insignia, trademarks and descriptive material as shall have first received the written approval of the Lessor and the Town of Los Gatos as to type, size, color, location, copy nature and display qualities. Anything to the contrary in this Lease notwithstanding, Lessee shall not affix any sign to the roof. Lessee shall however, erect signs on the front of the Premises in accordance with a design to be prepared by Lessee in accordance with Lessor's sign program set forth in Exhibit D and approved in writing by Lessor.

     Lessee will be permitted, subject to obtaining necessary governmental approvals, to install Lessee's signage and logo on the entry tower in front of the Premises, such signage having been approved by Lessor prior to the execution of this Lease.

     Installation of signs shall be performed at Lessee's sole cost and expense by a reputable sign contractor selected by Lessee and approved by Lessor in writing. Such installation shall be made in accordance with all applicable governmental laws, ordinances and permits. Upon the expiration or sooner termination of the Lease, Lessee shall cause its signage to be removed and any damage caused thereby repaired to the reasonable satisfaction of Lessor, all at Lessee's sole cost and expense.

26. DISPLAYS. The Lessee may not display or sell merchandise or allow merchandise to be stored or to remain outside the defined exterior walls and permanent doorways of the Premises except as approved in writing by the Lessor. Lessee further agrees not to install any exterior lighting, amplifiers or similar devices or use in or about the Premises any advertising medium which may be heard or seen outside the Premises, such as flashing lights, searchlights, loudspeakers, phonographs or radio broadcasts.

27. HOURS OF BUSINESS. Lessee covenants to open for business within the Premises upon the later of (i) the Commencement Date, or (ii) the completion of the leasehold improvements pursuant to
Section 35 below and Lessee's receipt of all governmental permits, certificates and approvals necessary for the performance of Lessee's Work and the lawful use and occupancy of the Premises for the uses permitted under this Lease. Lessee agrees to use its best efforts to complete such leasehold improvements and obtain such permits, certificates and approvals on or before the Commencement Date; provided, however, that this Lease is conditioned upon Lessee obtaining all such permits, certificates and approvals, and may be terminated by Lessee if, notwithstanding Lessee's best efforts, such licenses, permits and approvals are not obtained within sixty (60) days from delivery of premises. From and after the later of (i) the Commencement Date, or (ii) the completion of such leasehold improvements and Lessee's receipt of such permits, certificates and approvals, and continuing for the balance of the Term, subject to the provisions of Section 13 hereof, Lessee shall continuously, during the entire term hereof, conduct and carry on Lessee's business in the Premises and shall keep the Premises open for business and cause Lessee's business to be conducted therein for a minimum of eight
(8) hours per day on weekdays and seven (7) hours per day on Saturdays, all between the hours of 9:00 a.m. and 8:00 p.m., and such additional hours as Lessee may desire subject to Lessor's approval.

     Lessee may elect to be open or closed on Holidays. For the purposes of this Section, Holidays are identified as:
Thanksgiving, Christmas, and other Federally-observed Holidays.

     This provision shall not apply if the Premises should be temporarily closed and the business of Lessee temporarily discontinued therein on account of repairs or refurbishment to the Premises, strikes, lockouts or similar causes beyond the reasonable control of Lessee. Lessee shall keep the Premises adequately staffed with sufficient sales personnel to care for the patronage, and to at all times conduct said business in accordance with sound business practice.

     In the event of breach by the Lessee of any of the conditions contained in this Section, the Lessor shall have, in addition to any and all remedies herein provided, the right at its option to collect not only the Minimum Rent and Additional Rent herein provided, but Additional Rent at the rate of one-thirtieth (1/30) of the Minimum Rent herein provided for each and every day that the Lessee shall fail to conduct its business as herein provided.

28. AUCTIONS. Lessee shall not conduct or permit to be conducted any sale by auction in, upon or from the Premises whether said auction be voluntary, involuntary, pursuant to any assignment for the benefit of creditors or pursuant to any bankruptcy or other insolvency proceeding.

29. MERCHANTS' ASSOCIATION. If the Lessor and a majority of lessees in the Shopping Center shall determine that it is in the best interests of the Shopping Center, Lessee will become a member of, and participate fully in, and remain in good standing in a Merchants Association ("Association") (if and when the same has been formed), organized for lessees occupying premises in the Shopping Center, and Lessee will abide by the regulations of such Association. Each member lessee shall have one (1) vote, and the Lessor shall also have one (1) vote, in the operation of said Association. The objects of such Association shall be to encourage its members to deal fairly and courteously with their customers, to encourage ethical business practices, and to assist the business of the lessees by sales promotion and center-wide advertising. The Lessee agrees to pay minimum dues to the Association, provided however, that in no event shall the dues paid by Lessee in any fiscal year of said Association be in excess of fifteen percent (15%) of the monthly Minimum Rent for any full month during said fiscal year. For example, Association dues during the first year of the term of this Lease may not exceed $1,303.35 per annum (15% of $8,689, which is one month's Minimum Rent). Association dues constitute Additional Rent for purposes of this Lease.

30. SECURITY DEPOSIT. Concurrently with Lessee's execution of this Lease, Lessee shall deposit with Lessor a sum equal to EIGHT THOUSAND SIX HUNDRED AND EIGHTY-NINE AND NO/100 Dollars ($8,689.00). Said sum shall be held by Lessor as security for the faithful performance by Lessee of all the terms, covenants and conditions of this Lease to be kept and performed by Lessee during the Term. If Lessee defaults with respect to any provision of this Lease, including but not limited to the provisions relating to the payment of Rent, Lessor may (but shall not be required to) use, apply or retain all or any part of this security deposit for the payment of any Rent or any other sum in default, or for the payment of any amount which Lessor may spend or become obligated to spend by reason of Lessee's default, or to compensate Lessor for any other loss or damage which Lessor may suffer by reason of Lessee's default, Lessor's right to the possession of the Premises for non-payment of Rent or for any other reason shall not in any event be affected by reason of the fact that the Lessor holds this security. If any portion of said deposit is so used or applied then Lessee shall, within five (5) days after written demand therefor, deposit cash with Lessor in an amount sufficient to restore the security deposit to its original amount and Lessee's failure to do so shall be a default under this Lease. Lessor shall not be required to keep this security deposit separate from its general funds, and Lessee shall not be entitled to interest on such deposit. If Lessee shall fully and faithfully perform every provision of this Lease to be performed by it, the security deposit or any unapplied balance thereof shall be returned to Lessee (or, at Lessor's option, to the last assignee of Lessee's interest hereunder) within fifteen (15) days following expiration of the Term.

31.  GENERAL PROVISIONS.

     A. PLATS AND RIDERS. Clauses, plats, riders and addenda, if any, affixed to this Lease are a part hereof.

     B. WAIVER. No waiver of any term, condition or covenant of this Lease shall be presumed or implied. Any such waiver must be expressly made in writing by the party waiving the term, condition or covenant. One or more waivers of any covenant or condition by Lessor shall not be construed as a waiver of a subsequent breach of the same covenant or condition, and the consent or approval by Lessor to or of any act by Lessee requiring Lessor's consent or approval shall not be deemed to waive or render unnecessary Lessor's consent or approval to or of any subsequent similar act by Lessee. The acceptance by Lessor from Lessee of any amount paid for any reason under this Lease in a sum less than what is actually owing shall not be deemed a compromise, settlement, accord and satisfaction, or other final disposition of the amount owing unless Lessor agrees otherwise in writing.

     C. JOINT OBLIGATION. If there be more than one person or entity comprising "Lessee", the obligations hereunder imposed on Lessee shall be joint and several.

     D. MARGINAL HEADINGS. The marginal headings and Section titles to the Sections of this Lease are not a part of the Lease and shall have no effect upon the construction or interpretation of any part hereof.

     E. TIME. Time is of the essence of this Lease and each and all of its provisions in which performance is a factor.

     F. SUCCESSORS AND ASSIGNS. The covenants and conditions herein contained, subject to the provisions as to assignment and subletting, apply to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

     G. RECORDING. Lessee shall not record this Lease. Upon request of Lessor, Lessee agrees to sign and acknowledge a short form Lease in recordable form which may be recorded.

     H. QUIET POSSESSION. Upon Lessee paying the rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Lessee's part to be observed and performed hereunder, Lessee shall have quiet possession of the Premises for the entire term hereof as against any person claiming the same by, through or under Lessor, subject to all the provisions of this Lease.

     I. LATE CHARGES AND INTEREST. Lessee hereby acknowledges that late payment by Lessee to Lessor of rent or other sums due hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Lessor by terms of any mortgage or trust deed covering the Premises.

     Therefore, if any installment of Minimum Rent or any payment of Additional Rent due from Lessee is not received by Lessor in good funds by the fifth (5th) day from the applicable due date, Lessee shall pay to Lessor an additional amount equal to five percent (5%) of the amount overdue as a late charge for every month or portion thereof that such amount remains unpaid.

     Lessee is responsible for any attorneys' fees incurred by Lessor by reason of Lessee's failure to pay rent and/or other charges when due hereunder, whether or not legal action is commenced. The parties hereby agree that such late charges represent a fair and reasonable estimate of the cost that Lessor will incur by reason of the late payment by Lessee. Acceptance of payment for such late charges by the Lessor shall in no event constitute a waiver of Lessee's default with respect to such overdue amount, nor prevent Lessor from exercising any of the other rights and remedies granted hereunder. In addition to the foregoing late charge, any Rent due under this Lease that is not paid to Lessor within five (5) days of the date when due shall commence to bear interest at the Applicable Rate (as defined below) until fully paid. Neither accrual nor the payment of interest shall cure any default by Lessee under this Lease. For purposes of this Lease, the term "Applicable Rate" shall mean the greater of ten percent (10%) per annum or five percent (5%) in excess of the discount rate of the Federal Reserve Bank of San Francisco in effect on the 25th day of the calendar month immediately prior to the event giving rise to the Applicable Rate imposition; provided, however, in no event shall the Applicable Rate exceed the maximum interest rate permitted to be charged by applicable law.

     J. Prior Agreements. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreements or understanding pertaining to any such matters shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. This Lease shall not be effective or binding on any party until fully executed by both parties hereto. Submission of this Lease for examination or signature by Lessee does not create a reservation or option to lease the Premises.

     K. Inability to Perform. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God or Nature, inability to obtain labor or materials or reasonable substitutes therefor, governmental restrictions, governmental regulations, governmental controls, judicial orders, enemy or hostile governmental action, civil commotion, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, shall excuse the performance by such party for a period equal to the period of any such prevention, delay or stoppage, except the obligations imposed on Lessee with regard to the payment of Rent and other charges, which obligations shall not be affected thereby.

     L. Partial Invalidity. Any provision of this Lease which shall prove to be invalid, void, or illegal shall in no way affect, impair or invalidate any other provision hereof and such other provision shall remain in full force and effect.

     M. Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, whenever possible, be cumulative with all other remedies at law or in equity.

     N. Choice of Law. This Lease shall be governed by the laws of the State in which the Premises are located.

     O.   Attorneys' Fees.  In the event of any action
o rproceeding brought by either party against the other under this Lease the prevailing party shall be entitled to recover for the fees of its attorneys in such action or proceeding, in such amount as the court may adjudge reasonable as attorneys' fees and costs.

     P. Sale of Premises by Lessor. The term "Lessor" as used in this Lease, so far as covenants and obligations on the part of Lessor are concerned, shall be limited to mean and include only the owner or owners at the time in question of the Premises. In the event of any sale, transfer or gifting of the Premises by Lessor, Lessor shall be and is hereby entirely freed and relieved of all liability under any and all of its covenants and obligations contained in or derived from this Lease arising out of any act, occurrence or omission occurring after the consummation of such sale, transfer or gift; and the purchaser, transferee or donee, at such sale, transfer or gifting or any subsequent sale, transfer or gifting of the Premises shall be deemed, without any further agreement between the parties or their successors in interest or between the parties and any such purchaser, transferee or donee, to have assumed and agreed to carry out any and all of the covenants and obligations of the Lessor under this Lease.

     Q. SUBORDINATION; ATTORNMENT. This Lease and all of Lessee's rights in this Lease shall be subject and subordinate to any mortgage, deed of trust, ground lease or other instrument of
encumbrance   (collectively referred to in this paragraph as a
"security instrument") that is now or hereafter placed against any part of the real property on which the Shopping Center is located, the Premises, or any or all of the buildings currently or in the future located in the Shopping Center. Lessor or any Lender (as defined below) shall have the right, at its election, to subordinate or cause to be subordinated any such security instrument to this Lease. Within 10 days following written request of the holder of any security instrument (a "Lender") or Lessor, Lessee shall execute, acknowledge and deliver any documents evidencing subordination or superiority, as applicable, of this Lease to Lender's security instrument that the Lender or Lessor may reasonably request; provided, that for each further security instrument that is made superior to this Lease, the Lender shall agree in writing that, in the event of a foreclosure under the security instrument, Lender shall not terminate this Lease and shall not disturb Lessee's right to possession under this Lease, provided no Event of Default then exists under this Lease and Lessee continues thereafter to fully perform all of its obligations under this Lease.

     If Lessor transfers its interest in the Premises or if any proceeding is brought to foreclose any mortgage, deed of trust or instrument to secure debt affecting the Premises or any ground lease made by Lessor, Lessee shall attorn, upon request, to the purchaser or transferee of Lessor's interest in the Premises and this Lease, and to execute, acknowledge and deliver within ten
(10) days following request any documents reasonably requested by such purchaser or transferee to evidence such attornment.

     R. Notices. All notices and demands which may or are to be required or permitted to be given by either party on the other hereunder shall be in writing. All notices and demands by the Lessor to the Lessee shall be sent by United States Mail, postage prepaid, personal delivery or overnight courier, in each instance, addressed to the Lessee at the Premises, and to the address herein below, or to such other place as Lessee may from time to time designate in a notice to the Lessor. All notices and demands by the Lessee to the Lessor shall be sent by United States Mail, postage prepaid, personal delivery or overnight courier, in each instance, addressed to the Lessor at the address set forth herein, and to such other person or place as the Lessor may from time to time designate in a notice to the Lessee.

         TO LESSOR AT:  1631 Willow St. Suite 225
                         San Jose, CA  95125

         TO LESSEE AT:  3440 Airway Drive, Suite E
                         Santa Rosa, CA  94503-2065

     S. AUTHORITY OF LESSEE. If Lessee is a corporation, partnership or limited liability company, each individual executing this Lease on behalf of said corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said corporation, partnership or limited liability company, in accordance with the bylaws or other organizational documents of said corporation, partnership or limited liability company, and that this Lease is binding upon this corporation, partnership or limited liability company. Within ten (10) days following written request by Lessor, Lessee shall deliver to Lessor evidence reasonably satisfactory to Lessor of such signatory's authority to execute this Lease and bind such corporation, partnership or limited liability company hereunder.

     T. NON-LIABILITY. Lessor shall not be responsible or liable to Lessee for any loss, liability or damage that may be occasioned by or through the acts or omissions of persons (other than Lessor and Lessor's agents, contractors and employees) occupying any part of the Shopping Center.

     U. CHANGE OF NAME OR ADDRESS. Lessor shall have the right, from time to time, exercisable in its sole discretion and without liability to Lessee, to change the name and/or the street address of the Shopping Center and/or building of which the premises are a part.

     V. CHRONIC DELIQUENCY. In the event that Lessee defaults in its obligations under this Lease more than three (3) times in any twelve-month period at any time during the Term or any extended term of this Lease, and based upon at least three (3) of any such defaults in any twelve-month period Lessor serves Lessee with a notice or notices pursuant to California Code of Civil Procedure Section 1161, then (i) upon the service of the third such notice, any option to extend the Term of this Lease granted to Lessee pursuant to this Lease hereof shall become automatically null and void and of no further force or effect, and (ii) upon the occurrence of an additional default within such twelve-month period that results in the service of an additional notice by Lessor pursuant to California Code of Civil Procedure
Section 1161, the Minimum Rent and Additional Rent payable by Lessee pursuant to Section 6 and Section 7 hereof shall immediately become due and payable quarterly in advance, throughout the remainder of the term and any extended Term hereof.

32.  EMINENT DOMAIN.     If more than ten (10%) percent of the
Premises shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain (including by sale under the threat or proposal of such taking), Lessor shall have the right, at its option, within sixty (60) days after said taking, to terminate this Lease upon thirty (30) days written notice. If either less than ten (10%) percent of the Premises are taken, or more than ten (10%) percent of the Premises are taken and Lessor elects not to terminate as herein provided, the Minimum Rent thereafter to be paid shall be reduced on the basis of a formula using the square footage of the Premises taken by eminent domain as it relates to the area of the Premises prior to the taking. If 10% or more of the Shopping Center other than the Premises be so taken or appropriated, Lessor shall within sixty (60) days of said taking have the right at its option to terminate this Lease upon written notice to Lessee.

     In the event of any taking or appropriation (including sale under threat or proposal of the same) whatsoever, Lessee shall have no claim whatsoever for the value of any unexpired term of tHis Lease.


     If Lessor receives notice of the intention of any authority to appropriate, take or condemn any portion of the Premises or Shopping Center for public or quasi-public use under any right of eminent domain, condemnation or other law (collectively, "Taking"), Lessor shall promptly notify Lessee thereof. In the event of any such Taking or sale under the threat or proposal of a Taking, then any award, settlement or proceeds shall be distributed to the parties in proportion to the value of their respective interests in the Premises; provided, however, that in the event that this Lease is terminated as a result of a Taking, the Lessee's portion of the award shall not exceed the unamortized cost of the improvements constructed by Lessee in the Premises (including any additions, replacements or renovations thereto), plus Lessee's relocation costs incurred as a result of vacating the Premises. In the event of such Taking or like proceeding, the parties shall represent their own interests and shall present and prosecute their own claims for damages insofar as possible, subject to the limitations of this Section 32. If the parties are not permitted to proceed as separate parties, they shall jointly select counsel to present and prosecute their claim, and all costs thereof shall be paid by the parties in proportion to the amount of the award, settlement or sale proceeds that each receives.

33.  NO PERSONAL LIABILITY OF LESSOR.   Lessee agrees that Lessor
shall have no personal liability with respect to any provision of this Lease, and that in the event Lessor fails to perform any obligation under this Lease or otherwise breaches this Lease, Lessee shall look solely to Lessor's ownership interest in the real property and improvements constituting the Shopping Center (including any rents, issues and profits therefrom), to insurance proceeds received by Lessor relating to the Shopping Center, and/or to sales proceeds received by Lessor from a sale of the Shopping Center by Lessor following the entry of a judgment in favor of Lessee against Lessor, for satisfaction of any judgment or any other remedy of Lessee, subject to any prior rights of any holder of a security instrument covering the Shopping Center. No other assets of Lessor shall be subject to levy, execution, or other judicial process for the satisfaction of Lessee's claim. The foregoing limitation of personal liability shall apply to any failure by Lessor to perform its obligations under this Lease, but shall not apply to the tortious acts of Lessor or its authorized agents, contractors or employees.

34.  ESTOPPEL CERTIFICATE.    Lessee agrees to execute, in
recordable form, and deliver to Lessor or a Lender, when requested by Lessor or a Lender, an estoppel certificate regarding the status of this Lease. The certificate shall be in the form reasonably designated by Lessor or the Lender and may contain, without limitation, the following: (1) a statement that the Lease is in full force and effect with no modifications, or a statement that the Lease is in full force and effect as modified, together with a description of the modifications; (2) the Commencement Date and expiration date of this Lease; (3) the amount of advance rent, if any, paid by Lessee, and the date to which the rent has been paid; (4) the amount of any security deposit deposited with Lessor; (5) a statement indicating whether or not Lessor is, in Lessee's good faith opinion, in default under any of the terms of this Lease, and if so, a description of the alleged default and of any defense or offset claimed by Lessee relating thereto; and (6) any other certifications or information reasonably required by Lessor or Lender. Lessee shall deliver the certificate to the requesting party not later than 10 business days after receipt of the written request for the statement. Lessee's failure to deliver the certificate within the foregoing time period shall constitute an acknowledgment by Lessee that (except as otherwise stated in the certificate) this Lease has not been assigned or modified, that the Lease is in full force and effect, and that all rent payable under this Lease has been fully paid up to but not beyond the due date immediately preceding the date of Lessor or Lender's written request for the statement. Such an acknowledgment may be relied on by any person holding or intending to acquire any interest in the Premises or the Shopping Center. Lessee's failure to timely deliver the required certificate shall also constitute, as between Lessee and the persons entitled to rely on the statement, a waiver of any defaults by Lessor not listed in such certificate, and of Lessee's defenses or offsets (unless listed in such certificate) against the enforcement of this Lease that may exist prior to the date of the written request for the statement. Lessor may also treat Lessee's failure to timely deliver the certificate as a default under this Lease.

     In addition, within 10 days following receipt of Lessor's written request, Lessee shall furnish to Lessor financial statements and other information and documentation reflecting Lessee's current financial condition, all certified by Lessee to be true, accurate and correct. Copies of the most recent Form 10-K (and if applicable, Forms 10-Q) filed by Lessee with the SEC shall be deemed to satisfy the foregoing requirement.

35.  CONSTRUCTION OF LEASEHOLD IMPROVEMENTS.

     A. Lessee shall be responsible for constructing the leasehold improvements in the Premises ("Lessee's Work") in accordance with this Section and the Leasehold Improvement
Workletter which is attached hereto as Exhibit C and incorporated herein by reference.

     B. Except for the Work Letter Agreement, Lessor shall not be responsible for, nor shall Lessee construct any additional improvements on the Premises unless Lessee complies with the provisions of Section 14 of this Lease with respect thereto.

     C. From and after the full execution of this Lease ("Effective Date"), Lessee may enter the Premises at Lessee's sole risk and expense, for the sole purpose of constructing and installing the leasehold improvements in the Premises; provided, however, that prior to any such entry, Lessee shall pay for and provide Lessor with evidence of the insurance to be provided by Lessee pursuant to the provisions of Section 17 above.

     D. Within thirty (30) days following the Effective Date of this Lease, Lessee shall deliver to Lessor for its written approval one (1) set of scale drawings depicting Lessee's Work ("Plans"). Lessor shall have five (5) days within which to approve or disapprove Lessees drawings. If the plans are disapproved, Lessee shall make such reasonable changes to the Plans as are required by Lessor and shall again submit one (1) sets to Lessor for approval. The foregoing procedure shall be followed until a mutually satisfactory set of plans is approved by Lessor. Notwithstanding the foregoing, if Lessor disapproves Lessee's plans, the Commencement Date shall be delayed by seven
(7) business days on the Lessor's first review of Lessee's plans and three (3) business days on Lessor's subsequent review of Lessee's plans. Upon the approval by Lessor of the Plans and Lessee's acquisition of all governmental permits and approvals necessary for the lawful installation and construction of Lessee's Work, Lessee shall thereupon immediately proceed with due diligence, at its own expense, to install thereon Lessee's property (meaning all items of Lessee's Work and Lessee's trade fixtures, equipment and merchandise) without interference with other work, if any, being done in the Shopping Center or the use and occupancy of the Shopping Center by any other lessee, and in compliance with all reasonable rules which Lessor, its architect and its contractors may make. Lessee shall, upon final completion of its work, furnish Lessor with all certificates and approvals relating to any work or installations done by Lessee that may be required by any governmental or insurance requirements. Lessor shall have no responsibility for any loss of or damage to any of Lessee's property so installed or left on the Premises. Lessee's entry shall be subject to all of the provisions of this Lease other than the payment of rent and other charges to Lessor; and at all times after such entry, Lessee shall maintain or cause to be maintained in effect insurance complying with this Lease. All constructions and installations undertaken by Lessee shall be performed in accordance with all applicable governmental laws and ordinances, all at Lessee's sole cost and expense, and shall be accomplished in a good and workmanlike manner, free of defects.

     E. Lessee's work shall include, but not be limited to, the purchase and/or installation and/or performance of any and all of the items required by Lessee in its plans, including all applicable governmental, architectural and engineering fees therefore.

     F. All work performed on the Premises by Lessee shall be performed by certified licensed (in good standing) contractors, workers, subcontractors and material men. At the time Lessee submits its drawings to Lessor for approval, under this Section, Lessee shall also submit the bid list of its General Contractor(s) and significant subcontractors for approval.
Lessor shall have fifteen (15) days to approve or disapprove such contractors (approval shall not be unreasonably withheld). If Lessor disapproves one or more contractors, Lessee shall submit additional names for which Lessor shall have fifteen (15) days to approve or disapprove. Lessor's approval shall not be unreasonably withheld. All contractors, workers, subcontractors and materialmen shall be required to carry such insurance coverages as Lessor may reasonably require, with evidence thereof being provided to Lessor prior to the commencement of work.[ In addition, at Lessor's election, Lessee shall obtain and provide to Lessor, at Lessee sole cost and expense, a lien and completion bond, the form and amount of which shall be subject to the approval of Lessor.

     G. Any Lessee roof penetrations shall be made by Lessor's roofing contractor if required to maintain roof guarantee and the cost thereof shall be reimbursed by Lessee. All construction debris must be removed from Premises by Lessee. Any construction debris remaining for more than five (5) days shall be removed by Lessor and cost of removal billed to Lessee.

     H. Lessee shall at all times keep the Premises free and clear of all liens, claims and encumbrances in any way arising out of, in connection with, or by reason of, any improvements carried out as a part of Lessee's work under this Lease. The terms and provisions of the fourth paragraph of Section 14 above shall apply to any such liens, claims and/or encumbrances. In addition, and subject to the fourth paragraph of Section 14 above, if any such liens, claims and/or encumbrances are recorded and not discharged within 10 days, then this Lease shall be in default and Section 20 of this Lease shall apply.

     I. Lessee and Lessee's representatives and contractors shall keep the work site and all Common Areas clean and safe and free of debris during the construction of the tenant improvements. In the event that Lessor believes Lessee has not properly maintained its work site or the Common Areas, Lessor, with two days prior notice, may contract with a company to provide such clean up services and the expenses for such services shall be paid by Lessee on demand.

36. BROKERS. Each party represents and warrants to the other that neither had any dealings or negotiations with any broker or finder with respect to the Premises or this Lease other than JOHN CUMBELICH, CB-RICHARD ELLIS. THE BROKERAGE FOR THIS LEASE IS GOVERNED PER A SEPARATE AGREEMENT DATED JULY 21, 1999 BETWEEN JOHN CUMBELICH AND CARL CILKER. In the event of any claim for payment or compensation by any other agent or broker with respect to Lessee's lease of the Premises is asserted based on the dealings with a party hereto or their agents or representatives, then, the responsible party agrees to defend, indemnify and hold the other harmless from and against all costs, fees, liabilities and other claims incurred by the indemnified party as a result of the claim. The obligations under this Section 36 shall survive the expiration or sooner termination of this Lease.


37.  SURRENDER OF PREMISES.   At the expiration or sooner
termination of this Lease, Lessee will surrender and deliver up the Premises to the Lessor, or those having the Lessor's estate therein, in good repair and condition as at the commencement of Lessee's occupancy, reasonable wear and tear, damages or destruction by fire or other casualty and repairs which Lessor is obligated under this Lease to perform excepted. Lessee shall remove those improvements identified for removal at Lessee's termination of occupancy of the Premises and repair any damage to the Premises caused by such removal, all at Lessee's sole cost and expense. Identification of improvements to be removed shall be detailed in a separate letter from Lessor to Lessee and shall be accompany Lessor's approval of Lessee's improvement plans. With regard to Lessee's subsequent improvements to the Premises, additions to the letter may be made upon Lessor's review of improvements pursuant to Section 14 of this lease. In addition, Lessee shall cause all trade fixtures, furnishings, equipment and other personal property of Lessee to be completely removed from the Premises upon the expiration or sooner termination of this Lease.

38. MODIFICATIONS FOR LENDERS. If, in connection with obtaining financing for the Shopping Center or any portion thereof, Lessor's prospective lender shall request reasonable modifications to this Lease as a condition to such financing, Lessee shall not unreasonably withhold, delay or condition its consent thereto, provided such modifications do not adversely affect Lessee's rights hereunder. Lessee's failure to so consent shall constitute an Event of Default under this Lease.

39.  [INTENTIONALLY DELETED]

40.  OTHER TENANCIES.    Lessor reserves the absolute right to
effect such other tenancies in the Shopping Center as Lessor shall determine to best promote the interests of the Shopping Center. Lessee does not rely on the fact nor does Lessor represent that any specific tenant or number of tenants shall occupy any space in the Shopping Center during the Term of this Lease.

[SIGNATURE BLOCK FOLLOWS]
SIGNATURES:
LESSOR:                           LESSEE:
Cornerstone of Los Gatos, LLC     Real Goods, Inc.

by: [S]CARL A. CILKER             by: [S] MARK A. SWEDLUND
       Carl A. Cilker                     Mark A. Swedlund
                                          Chief Financial Officer

Date:  Sept. 7, 1999              Date:   Septemer 3, 1999

by:  [S]ELIZABETH J.C. SMITH      by:  [S]LESLIE B. SEELY
        Elizabeth J.C. Smith              Leslie B. Seely
                                          Chief Financial Officer

Date:   September 7, 1999         Date:   September 3, 1999


by:  [S]WILLIAM H. CILKER
        William H. Cilker

Date:   September 7, 1999





         Cornerstone of Los Gatos, LLC/Real Goods Lease, Inc.
                               Exhibit A
                               Site Plan


                               Exhibit B
                             Rent Schedule




          Cornerstone of Los Gatos, LLC/Real Goods Lease, Inc.
                                Exhibit C
                         Lessor's Workletter

     A. Except as set forth herein, Lessee shall be responsible for constructing the leasehold improvements in the Premises, and Lessor's prior written consent shall be required for any alteration and/or improvements to the Premises and to any exterior portion of the Premises. All such leasehold improvements constructed and installed by Lessee shall be at Lessee's sole cost and expense.

     B. Lessor shall provide the following improvements and installations in the Premises:

          1) Water, gas, electrical and telephone service stubbed to the space.
          2) Storefront in keeping with the architecture of the shopping center (existing).
          3) Demising walls with sheet rock and insulation.
          4) Concrete slab floor.
          5) Present HVAC system. Lessee is responsible for the maintenance of the system.
          6) Fire Protection Sprinkler System (existing).
          7) Interior lighting equivalent to front to rear, open type, 2' x 4' fluorescent fixtures. (With Lessor approval, expenditure amount may be credited to a style of Lessee's preference.)
          8) One handicapped accessible restroom (existing).


               Cornerstone of Los Gatos/Real Goods Lease
                               Exhibit D
                             Sign Program



         Cornerstone of Los Gatos, LLC/Real Goods, Inc. Lease
                                 EXHIBIT E
                     COMMENCEMENT DATE MEMORANDUM


LESSEE:
LESSOR:
LEASE DATE:
PREMISES:
GROSS FLOOR AREA:


Pursuant to Section 3 of the above referenced Lease, the Commencement Date is hereby established as


Dated:                             LESSEE:

                                   By:

                                   Its:


                                   By:

                                   Its:



Dated:                             LESSOR:


                                   By:[S]CARL A. CILKER
                                         Carl A. Cilker

                                      [S]ELIZABETH J.C. SMITH
                                         Elizabeth J.C. Smith


               Cornerstone of Los Gatos/Real Goods Lease
                                 Exhibit F
                         Rules and Regulations
                  Which Constitute a Part of the Lease

A. No awning or shade shall be affixed or installed over or in the show windows or the exterior of the Premises except with the prior written consent of Lessor. Lessor and Lessee will use good faith efforts to agree on design, color, and placement of awnings. If Lessee desires window drop curtains in the show windows of the Premises, the same must be of such uniform shape, color, material, and make as may be prescribed by Lessor and must be put up as directed by Lessor, and paid for by Lessee.

B. No boring or cutting for wires shall be allowed in the exterior walls, the demising wall(s), the floor or roof, except as provided in working drawings or with the prior written consent of Lessor.

C. Lessee shall not use any machinery within the Premises even though its installation may have been permitted, which may cause any unreasonable noise or jar, or tremor to the floors or walls, or which by its weight might injure the floors of the Premises.

D. Lessor may limit weight, size and position of all safes, fixtures and other equipment used in the Premises. In the event Lessee shall require extra heavy equipment, Lessee shall notify Lessor of such fact and shall pay the cost of structural bracing to accommodate same. All damage done to the Premises or Shopping Center by putting in or taking out, or maintaining extra heavy equipment shall be repaired at the expense of Lessee.

E. Lessee and Lessee's officers, agents and employees shall not make nor permit any loud, unusual or improper noises nor interfere in any way with other lessees or those having business with them, not bring into nor keep within the Shopping Center any animal or bird (with the exception of the authorized pet store, automobile or other vehicle, except such vehicle as Lessor may from time to time permit. Lessee and Lessee's officers, agents, employees, customers or invitees shall not throw refuse or other substances or litter of any kind in or about the Shopping Center, except in receptacles placed therein for such purposes by Lessor or government authorities.

F. Except as provided in this Lease, no radio or television or other device shall be installed without first obtaining in each instance Lessor's consent in writing. No aerial shall be erected on the roof or exterior walls of the Premises, or on the grounds, without in each instance, the written consent of Lessor. Any aerial so installed without such written consent shall be subject to removal without notice at any time at Lessee's sole cost and expense.

G. All garbage, including wet garbage, refuse or trash shall be placed by the Lessee in the receptacles provided by the Lessor for that purpose and only during those times prescribed by the Lessor.

H. Lessee shall not burn any trash or garbage at any time in or about the Premises or any area of Shopping Center.

I. Lessee shall use, at Lessee's cost, such pest extermination contractor to be selected by Lessor and at such intervals as Lessor may require. If Lessee fails to provide adequate pest control for its premises then Lessor may select and hire an agent to provide such control for the Premises at Lessee's sole cost and expense. Such cost and expense shall be reasonable and competitive for the trade area surrounding the Shopping Center. Lessee will pay pest control expenses within 30 days of receipt of invoice for work performed.

J. Lessees are required to observe all security regulations issued by the Lessor and to comply with instructions and/or directions of the duly authorized security personnel for the protection of the Shopping Center and all lessees therein.

K. Any requests of Lessee consistent with the terms of the Lease will be attended to only upon written application to Lessor at the General Offices of the Shopping Center.

L. No waiver of any rule or regulation by Lessor shall be effective unless expressed in writing and signed by Lessor or their authorized agent.

M. Lessor reserves the right to exclude or expel from the Shopping Center any person who, in the judgment of Lessor, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of the law or the rules and regulations of the Shopping Center.

N. Lessor reserves the right at any time to change or rescind any one or more of these rules or regulations or to make such other and further reasonable rules and regulations as in Lessor's judgment may from time to time be necessary for the management, operation, safety, care and cleanliness of the Shopping Center, and for the preservation of good order therein, as well as for the convenience of other occupants and lessees of the Shopping Center. Lessor shall not be responsible to Lessee or to any other person for the nonobservance or violation of the rules and regulations by any other lessee or other person. Lessee shall be deemed to have read these rules and to have agreed to abide by them, together with any modifications hereof and/or further rules and regulations made by Lessor from time to time, as a condition to its occupancy of the space hereinleased. In addition, Lessee shall cause all its employees,agents, customers, contractors and invitees to abide by these rules and regulations, together with any modifications hereof and/or further rules and regulations made by Lessor from time to time.

O. Lessee shall abide by any additional rules or regulations which are ordered or requested by any governmental or military authority.

P. In the event of any conflict between these rules and regulations or any further or modified rules and regulations from time to time issued by lessor and the Lease provisions, the Lease provisions shall govern and control.

Q. Lessor specifically reserves to itself or to any person or firm it selects, the right to place in and upon the Shopping Center, coin operated vending machines in the Common Areas for the sale of goods or services and the revenue resulting therefrom, including the sale of goods which may compete with those which Lessee is permitted to sell. In no event shall any vending machines be placed in the common area outside of Lessee's store front.

R. Lessee and Lessee's employee's shall not obstruct any walkway of the building. This includes storage, even on a temporary basis, of boxes, goods and like items.

S. Distribution of handbills, brochures or fliers, etc. or any other form of solicitation in the Common Area of the Shopping Center is expressly prohibited.

T. Lessee shall keep the Premises neat and orderly. A reason for Lessee's interest in this space is its high visibility in the Shopping Center. Lessee therefore has the responsibility to maintain its Premises with the awareness that it is on display. If in Lessor's sole judgement Lessee is not maintaining its business in a neat and orderly way, Lessor will notify Lessee in writing. Lessee shall have no more than 3 days to correct the items noted by Lessor. If Lessee does not correct the items so noted to Lessor's satisfaction, then, in addition to any other right or remedy, Lessor shall have the right, without obligation, to take corrective action and Lessee shall be responsible for any costs incurred with such corrective action. Lessee shall reimburse Lessor within 10 days for such costs. Any bill remaining unpaid shall be subject to interest and penalties as provided for in Section 31.I.

U. Toilets, urinals and wash basins shall not be used for any purpose other than those for which they were constructed and no rubbish, newspapers, food or other substance of any kind shall be put into them. The expenses of repairing any breakage, stoppage or damage resulting from a violation of this rule shall be borne by Lessee